Exhibit 99.1

Super League Announces 1-for-12 Reverse Split

SANTA MONICA, Calif., Jan. 21, 2026 (GLOBE NEWSWIRE) -- Super League (Nasdaq: SLE) (the “Company”), a leader in playable media trusted by global brands to reach and activate gaming audiences through playable ads and gamified content, announced today a reverse stock split of its issued and outstanding shares of common stock, par value $0.001 per share ("Common Stock"), at a ratio of 1-for-12 (the “Reverse Split”).

The Reverse split is expected to become legally effective at 12:01 AM on January 23, 2026 (the "Legal Effective Date"). The shares are expected to begin trading on a split-adjusted basis on The Nasdaq Capital Market (“NCM”), under the Company's trading symbol "SLE", on January 23, 2026. The shares will be assigned new CUSIP No. 86804F509.

On the Legal Effective Date, every 12 issued and outstanding shares of the Company’s Common Stock will be converted automatically into one share of the Company’s Common Stock without any change in the par value per share. Once effective, the Reverse Split will reduce the number of shares of Common Stock outstanding from approximately 14.0 million shares to approximately 1.16 million shares.

The Reverse Split enables ongoing compliance with Nasdaq listing requirements.

Immediately after the Reverse Split, each stockholder's percentage ownership interest in the Company and proportional voting power will remain unchanged, except for minor changes and adjustments that will result from the treatment of fractional shares. No fractional shares of the Company’s Common Stock will be issued; instead, all fractional shares will be rounded up to the nearest whole share. The rights and privileges of the holders of shares of Common Stock will be substantially unaffected by the Reverse Split.

Stockholders who hold their shares in brokerage accounts or in "street name" will have their positions automatically adjusted to reflect the Reverse Split, subject to each broker's particular processes, and will not be required to take any action in connection with the Reverse Split. Registered stockholders holding pre-split shares of the Company's Common Stock electronically in book-entry form are not required to take any action to receive post-split shares. Those stockholders holding shares of the Company's Common Stock in certificate form will receive a transmittal letter from Broadridge with instructions as soon as practicable after the Legal Effective Date.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.

Forward Looking Statements can be identified by words such as “anticipate,” “intend,” "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. Forward-looking statements include all statements other than statements of historical fact, including, without limitation, all statements regarding Super League’s ability to maintain compliance with the Listing Rules of the Nasdaq Capital Market, and capital structure, liquidity, and financing activities. These statements are based on current expectations, estimates, forecasts, and projections about the industry and markets in which the Company operates, management’s current beliefs, and certain assumptions made by the Company, all of which are subject to change.

Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties, and other factors that are difficult to predict and that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Important factors include, but are not limited to: the Company’s ability to maintain compliance with Nasdaq Capital Market continued listing standards before and after the Legal Effective Date, including, without limitation, the Company’s ability to maintain a minimum stock price of at least $1.00 per share; the Company’s ability to adequately utilize the funds received recent financings; the Company’s ability to execute on cost reduction initiatives and strategic transactions; customer demand and adoption trends; the timing, outcome, and enforceability of any patent applications; the ability to successfully integrate new technologies and partnerships; platform, regulatory, macroeconomic and market conditions; access to, and the cost of, capital; and the other risks and uncertainties described in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025, and September 30, 2025, and other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

About Super League

Super League (Nasdaq: SLE) is redefining how brands connect with consumers through the power of playable media. The company creates moments that matter by placing brands directly in the path of play through playable ads and gamified content across mobile, web, CTV, social, and the world’s largest immersive gaming platforms. Powered by proprietary technologies, an award-winning development studio, and a vast network of native creators, Super League enables brands to stand out culturally, inspire loyalty, and drive measurable impact in today’s attention-driven economy. For more information, visit superleague.com.

Investor Relations Contact:

Shannon Devine/ Mark Schwalenberg

MZ North America

Main: 203-741-8811

SLE@mzgroup.us